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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Lincare Holdings Inc.:

        We consent to incorporation by reference in the registration statement (No. 333-108207) on Form S-3 of Lincare Holdings Inc. of our report dated February 10, 2003, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Lincare Holdings Inc.

/s/ KPMG LLP

Tampa, Florida
November 26, 2003

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Independent Auditors' Consent